Exhibit 99.1

Joint Filing Agreement

This JOINT FILING AGREEMENT, dated as of November 23, 2022, is between BT DE Investments Inc. and British American Tobacco p.l.c. (together, the “Joint Filers”).

In accordance with Rule 13(d)-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Joint Filers hereby agrees to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) on its behalf with respect to common shares, no par value, of Charlotte’s Web Holdings, Inc. and that this agreement may be included as an exhibit to such joint filing.

Each of the Joint Filers further agrees that each Joint Filer is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto insofar as it relates to such Joint Filer’s obligation under Section 13(d) of the Exchange Act, and for the accuracy and completeness of the information concerning such Joint Filer contained therein, provided, however, that no Joint Filer is responsible for the accuracy or completeness of the information concerning the other Joint Filer, unless such Joint Filer knows or has reason to believe that such information is inaccurate. Each Joint Filer shall be entitled to file, separately from the other Joint Filer, any amendments to the information concerning such Joint Filer that it shall deem necessary or desirable.

This agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 23rd day of November, 2022.

BT DE Investments Inc.

By:	/s/ Matthew R. Triplett
Name: Matthew R. Triplett
Title: Secretary

British American Tobacco p.l.c.

By:	/s/ Paul McCrory
Name: Paul McCrory
Title: Assistant General Counsel